Exhibit 10(z)

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of January 22, 2007, between WENDY’S INTERNATIONAL, INC., an Ohio corporation (the “Company”), and Kerrii B. Anderson, a resident of Ohio (the “Executive”),

WITNESSETH:

WHEREAS, the Company desires to continue to retain the services of the Executive as Chief Executive Officer and President and the Executive desires to provide services in such capacity to the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Compensation Committee”) has approved the terms of this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment Term.

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into employment, as Chief Executive Officer and President of the Company (subject to section 2, below) for the period commencing on November 10, 2006 and ending on November 9, 2009 unless terminated sooner pursuant to Section 6 hereof (the “Term of Employment”), provided, however, that the Term of Employment shall be renewed for successive one (1) year periods, each commencing on a November 10, unless either party gives written notice of its intent not to renew at least one hundred twenty (120) days prior to the expiration of the Term of Employment then in effect (any such notice, a “Nonrenewal”).

2. Duties and Extent of Services.

(a) During the Term of Employment, the Executive shall serve as Chief Executive Officer and President of the Company reporting to the Board, and, in such capacities, shall render such executive, managerial, administrative and other services as customarily are associated with and incident to such positions at comparable publicly traded corporations, and as the Company may, from time to time, reasonably require of her consistent with such positions; provided, however, that the Company may appoint a separate President, subject to the Executive’s approval of the separation of the Chief Executive Officer and President positions and of the executive selected as President, which the Executive may not withhold unreasonably.

(b) The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be agreed to by the Executive or assigned by the Board, provided that each such position shall be commensurate with the Executive’s standing in the business community as Chief Executive Officer. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or of any of its subsidiaries or affiliates, unless the Board or a committee thereof with authority to do so shall specifically approve such additional compensation.

(c) The Executive shall be a full-time employee of the Company and shall devote all her business time and efforts exclusively, faithfully and competently to the Company and shall diligently perform to the best of her ability all of the duties required of her as Chief Executive Officer and President (as applicable), and in the other positions or offices of the Company or its subsidiaries or affiliates assigned to her hereunder. Notwithstanding the foregoing provisions of this section, nothing herein shall preclude Executive from participating as a non management director of the organizations listed on Schedule A hereto and the Executive may serve as a non-management director of such other business corporations (or in a like capacity in other for-profit or not-for-profit organizations) as the Board may approve, such approval not to be unreasonably withheld.

3. Compensation

(a) Base Salary. As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary (the “Base Salary”) at the rate of $950,000 per annum, subject to annual review, which may be increased (but not decreased) at the discretion of the Board of Directors or Compensation Committee. All amounts of Base Salary provided for hereunder shall be payable in accordance with the regular payroll policies of the Company.

(b) Incentive Bonus Compensation. The Compensation Committee has established for the Executive the threshold, target and maximum bonus payout for the aggregate opportunities that may be awarded in respect of the Company’s 2006 fiscal year under the Company’s Senior Executive Annual Performance Plan (the “SEAPP”), and the Executive and the Company anticipate that the Compensation Committee will establish such payout opportunities for the remaining fiscal years during the Term of Employment under the SEAPP or a successor bonus plan for executives that is approved by the stockholders of the Company (the SEAPP or any such other plan, the “Bonus Plan”). The target (or equivalent) bonus payout opportunity for the Executive in respect of each Company fiscal year during the Term of Employment for which bonus targets are established for any senior executive of the Company shall be no less than the following:

(i) For 2006: A $900,000 minimum bonus with an opportunity to earn an aggregate amount up to the following (if that aggregate amount exceeds $900,000): (A) a pro-rata bonus based on the 2006 target bonus for the Chief Financial Officer (reflecting the Executive’s 3.5 months of service as Chief Financial Officer for 2006; plus (B) a pro-rata bonus based on the 2006 target bonus of $1,800,000 for the Chief Executive Officer of the Company (reflecting the Executive’s 8.5 months of service as Chief Executive Officer for 2006); and

(ii) For 2007(and thereafter): An annual target (or equivalent) bonus of 100% of Base Salary then in effect (the annual target (or equivalent) bonus amount, the “Target Bonus Opportunity”); provided, that Executive will also be eligible for threshold and maximum bonus amounts as established by the Compensation Committee in accordance with the Bonus Plan.

All such opportunities shall be subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference.

4. Equity-Based Compensation. The Company shall grant the Executive annually, commencing in 2007, a number of stock options, restricted stock units, performance shares and/or other equity-based awards, as determined by the Compensation Committee, having an aggregate value of 285% of Executive’s Base Salary as of the grant date (as determined in accordance with the valuation procedures generally utilized by the Compensation Committee in making compensation decisions at the time of grant), pursuant to and in accordance with the Company’s 2003 Stock Incentive Plan or any successor plan that the Company may adopt during the Term of Employment; provided, however, that the Executive’s eligibility for and the amount of those grants are subject to the Company’s compensation policy for its senior executives generally, as determined by the Compensation Committee and the Board from time to time.

5. Benefits.

(a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans and programs maintained by the Company from time to time for senior executives at a level commensurate with her position, including, but not limited to, all pension, retirement, fringe benefit and welfare plans, SERP, deferred compensation plan, executive health plan, and supplemental long-term disability plan. The Executive acknowledges that participation in such programs may result in the receipt by her of additional taxable income.

(b) Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business out-of-pocket expenses incurred or expended by her in connection with the performance of her duties hereunder, in accordance with the Company’s policies in effect from time to time relating to such expenses, upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

6. Termination.

(a) Termination Upon Death or Disability. In the event of the Executive’s death or the Executive becoming Disabled (as defined in the Company’s 2003 Stock Incentive Plan or any successor plan that the Company may adopt during the Term of Employment) during the Term of Employment, Executive’s employment and this Agreement shall automatically terminate, and the Executive, or her beneficiary or legal representative, shall be entitled to:

(i) all amounts earned or accrued, but not paid, through the date of such termination (the “Accrued Obligations”);

(ii) a lump-sum cash payment equal to a pro-rata portion (the “Pro-Rata Bonus Amount”) (based on the number of days in the period prior to the date of termination) of the Target Bonus Opportunity for the year in which such termination occurs;

(iii) immediate vesting of all unvested stock options, restricted stock and restricted stock units then held by the Executive; and

(iv) continuation of welfare benefits (including, without limitation, medical, dental, and life insurance) for the Executive and her dependents for a period of one (1) year following the termination date.

(b) Termination for Cause; Nonrenewal. The Company shall have the right, upon notice to the Executive, to terminate the Executive’s employment under this Agreement for “Cause” (as defined below), effective upon the Executive’s receipt of such notice (or such later date as shall be specified in such notice). On any such termination for Cause or on any Nonrenewal, the Company shall have no further obligations under this Agreement, except to pay the Executive the Accrued Obligations.

For purposes of this Agreement, “Cause” means a termination by reason of the Board’s good faith determination that the Executive:

(i) willfully and continually failed to substantially perform her duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed her duties and such failure to substantially perform continues for at least fourteen (14) days, or

(ii) willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or

(iii) has otherwise materially breached this Agreement (including, but without limitation, a voluntary termination of the Executive’s employment by the Executive during the Term of Employment.

No act, or failure to act, on the Executive’s part, shall be considered “willful” unless she has acted, or failed to act, with an absence of good faith and without a reasonable belief that her action or failure to act was in the best interest of the Company. Notwithstanding the foregoing, the Executive’s employment shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail and (2) the Executive shall have been provided with an opportunity to be heard by the Board (with the assistance of the Executive’s counsel).

(c) Termination Without Cause or Resignation for Good Reason. The Company shall have the right, upon ninety (90) days’ prior written notice given to the Executive, to terminate the Executive’s employment for any reason whatsoever (excluding for Cause (as defined above)). In addition, the Executive may terminate her employment for Good Reason as defined below. In the case of either such event of termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to:

(i) the Accrued Obligations;

(ii) the Pro-Rata Bonus Amount;

(iii) twelve individual monthly payments which in the aggregate equal the Base Salary plus the Target Bonus Opportunity then in effect, during the one-year period immediately following the termination;

(iv) with respect to options and stock appreciation rights then held by the Executive, the vesting of such awards shall accelerate by 12 months and the Executive’s right to exercise any rights under the instruments governing those options and stock appreciation rights shall on the later of (x) 75 days from the Executive’s date of termination, (y) December 31 of the year of Executive’s termination or (z) the earlier of (A) 365 days following the Executive’s date of termination or (B) the end of the term of the option or stock appreciation right, provided, however, that this sub proviso (z) shall only be operative to extent permitted under Section 409A and final Treasury Regulations thereunder.

(v) continuation of welfare benefits (including, without limitation, medical, dental, and life insurance) for the Executive and her dependents for a period of one (1) year following the termination date.

For purposes of this Agreement, “Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following:

(i) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, does not represent a promotion from her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with such status, title position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect her to any of such positions, except in connection with the termination of her employment for disability, Cause, death or by the Executive other than for Good Reason;

(ii) a reduction by the Company in the Executive’s Base Salary as in effect immediately prior thereto;

(iii) the Company’s requiring the Executive to be based at any place outside a 30-mile radius from the Executive’s business office location on the date hereof, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to date hereof;

(iv) the failure by the Company to continue to provide the Executive with the compensation and benefits substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under this Agreement and those provided to her under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by her as of the date hereof; and

(v) any material breach by the Company of any provision of this Agreement.

Except as otherwise provided in this Section 6(c), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise. In the event of termination pursuant to this Section 6(c), the Executive shall not be required to mitigate her damages hereunder.

(d) Change in Control. Immediately upon the occurrence of any Change in Control (within the meaning of “Change in Control” set forth in the Key Executive Agreement dated November 8, 2000 between the Executive and the Company (the “Change in

Control Agreement”)), the Change in Control Agreement will supersede this Agreement in its entirety and will govern the employment relationship between the Executive and the Company, and this Agreement will thereupon be terminated and will be of no further force or effect.

(e) Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. The Company shall from time to time compile a list of “specified employees” as defined in, and pursuant to, Prop. Reg. Section 1.409A-1(i) or any successor regulation. Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement (other than a payment that qualifies as a “short-term deferral” under Section 409A) shall be made to the Executive during the period lasting six months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to the Executive is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence. The Company shall consult with the Executive in good faith regarding implementation of this section 6(e); provided that neither the Company nor its employees or representatives shall have liability to the Executive with respect thereto.

(f) Release of Claims. As a condition precedent to the receipt of payments and benefits pursuant to this Section, the Executive, or, in the case of her death or becoming Disabled that prevents the Executive from performing her obligation under this section 6(f), her personal representative, and her beneficiary, if applicable, will execute an effective general release of claims against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents; provided, however, that such effective release will not affect any right that the Executive, or in the event of her death, her personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive’s employment.

7. Confidentiality; Noncompetition; Ownership.

(a) The Executive shall comply with the Noncompetition Addendum attached hereto (the “Addendum”), which is an integral part of this Agreement and is incorporated herein by reference.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Executive’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company. The Executive hereby assigns to the Company, in consideration of the payments set forth in Section 3(a) hereof, all of her right, title and interest in and to all Developments. The Executive shall promptly and fully disclose all future material Developments to the Board and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment.

(c) During the Term of Employment, the Company, its subsidiaries and affiliates shall have the exclusive right to use the Executive’s name and image throughout the world in its advertising and promotional materials in connection with the advertising and promotion of the Company, its subsidiaries and affiliates, and their products. After the expiration of the Term of Employment, the Company, it subsidiaries and affiliates shall have the non-exclusive right in perpetuity to use the Executive’s name and image throughout the world solely in connection with promotional materials related to the history of the Company, it subsidiaries and affiliates, and their products. The consideration for such rights is the payments set forth in section 3(a) hereof. The rights conveyed hereby may be assigned by the Company, its subsidiaries or affiliates to a successor in interest to the Company or the relevant subsidiary or affiliate or their businesses or product lines.

(d) This section 7 and the Addendum shall, without any limitation as to time, survive the expiration or any termination of the Executive’s employment hereunder.

8. Deductions and Withholding. The Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive’s coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

9. Entire Agreement. Except for the agreements set forth in Schedule B attached hereto (and without limiting the effect of Section 5(a)), this Agreement embodies the entire agreement of the parties with respect to the Executive’s employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, and any such other prior agreements, arrangements or understandings (including without limitation the retention letter agreement dated October 10, 2006 between the Executive and the Company) are hereby terminated and of no further effect. This

Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by her. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

11. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles.

(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio or in a Federal court located within the Southern District of Ohio. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

12. Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. Unless assumption occurs by operation of law, the Company shall require any successor by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The term “successor” means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a majority of the operating assets or business of the Company.

13. Severability. If any provision of this Agreement or any part thereof, including, without limitation, section 7 hereof and the Addendum, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof.

If any court construes any of the provisions of section 7 hereof or the Addendum, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof,

such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

14. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day or two-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

The Company:

Wendy’s International, Inc.
4288 W. Dublin-Granville Road
Dublin, OH 43017
Attn: General Counsel
Tel: (614) 764-3100
Fax: (614) 764-3330

The Executive:

Kerrii B. Anderson c/o Wendy’s International, Inc.
4288 W. Dublin-Granville Road
Dublin, OH 43017
Tel: (614) 764-XXXX
Fax: (614) 459-8122
Email: XXXXXX@wendys.com

With a copy to:
Weil, Gotshal, & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Andrew Gaines, Esq.
Tel: (212) 310-8000
Fax: (212) 310-8007
Email: andrew.gaines@weil.com

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day or two-day delivery, the next business day or two business days, as applicable, following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

15. Indemnification. The Executive shall be entitled to such indemnification under the terms of the Company’s By-Laws and Articles of Incorporation and such other liability insurance as the Company may purchase for its senior officers from time to time.

18. Legal Fees. The Company shall reimburse the Executive for all legal fees and related expenses reasonably and in good faith incurred by the Executive (i) in connection with the negotiation and execution of this Agreement and/or (ii) in order to obtain or enforce any right or benefit to which the Executive is entitled under this Agreement (including the costs of experts, evidence and counsel).

19. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

WENDY’S INTERNATIONAL, INC.

By:	/s/ Leon M. McCorkle, Jr.
Name: Title:	Leon M. McCorkle, Jr. EVP, General Counsel and Secretary

/s/ Kerrii B. Anderson
Kerrii B. Anderson

NONCOMPETITION ADDENDUM

TO

EMPLOYMENT AGREEMENT

This Noncompetition Addendum (“Addendum”) between the Executive and the Company is an attachment to the Employment Agreement (“Agreement”) between the Executive and the Company and is effective as of the effective date of the Agreement. This Addendum is an integral part of the Agreement and is incorporated therein by reference. Capitalized terms not defined herein have the meanings set forth in the Agreement.

1. In addition to any confidentiality obligation contained in the Agreement, the Executive acknowledges and agrees that in the course of the Executive’s employment with the Company, the Executive received and otherwise had access to trade secrets and other information that is confidential and/or proprietary to the Company or its affiliates and subsidiaries (collectively the “Wendy’s Brands”), including, but not limited to, information relating to strategic and other business plans, strategies processes and policies, records, recipes, menus, pricing, techniques, consumer requirements, consumer preferences, finances, operations, marketing, franchises, and business techniques and methods, organizational structures, opinions and judgments of executives (including the Executive) respecting strategic and other business plans, strategies, processes and policies and other confidential information, which information is highly valuable, special and unique to Wendy’s Brands, is maintained as confidential by Wendy’s Brands, is not available to Wendy’s Brands’ competition and/or the general public, and the disclosure of which would cause Wendy’s Brands serious competitive harm and loss of profits and goodwill (hereinafter “Confidential Information”). The Executive agrees that she shall not, at any time, directly or indirectly, use, disclose, in whole or in part, to third parties, or otherwise misappropriate Wendy’s Brands Confidential Information either while employed by the Company or at any time thereafter, except with the express written consent of the Company or unless compelled by subpoena or court order, in which case the Executive will give the Company reasonable advance notice of the information required to be provided under such court order or subpoena. All files, records, documents, information, data and similar items relating to the business of Wendy’s Brands, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the property of the Company and shall not be removed from the premises of the Company without the prior written consent of the Company and in any event shall be promptly delivered to the Company on the date of execution of the Agreement, or as otherwise agreed to by the Company.

2. A portion of the payments provided for in the Agreement constitute consideration to which the Executive is not or may not be otherwise entitled, and constitutes good and fair consideration for the covenants contained herein.

3. The Executive acknowledges and agrees that the Confidential Information the Executive acquired regarding Wendy’s Brands will enable the Executive to injure Wendy’s Brands if the Executive should compete with the Company. Therefore, the Executive agrees that, from the effective date of the Agreement through the first anniversary of the last payment made to the Executive pursuant to the Agreement (unless the Agreement is terminated pursuant to section 6(b) thereof, in which case the following limitations shall extend to the date that is 180 days after that anniversary (the applicable end of the limitations period, the “End Date”), Executive shall not, directly or indirectly, on her own behalf or on behalf of any third party, as an employee, officer, director, partner, employee, consultant, or in any other capacity, invest (other than investments in publicly traded companies which constitute not more than 3 % of the voting securities of any such company) or engage in any business in whatever form that is competitive with the business of the Company. This restriction includes, without limitation, any business engaged in drive through or counter food service restaurant business serving primarily hamburgers, chicken sandwiches or salads, typically referred to as “Quick Service” restaurants (such as Burger King, McDonald’s, Jack in the Box, etc.) and also includes any business engaged in real estate development for such businesses. This restriction shall not prohibit the Executive from accepting employment or otherwise becoming associated with a Wendy’s Brand franchisee, but only in connection with activities associated with the operation of a Wendy’s Brand franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein. The geographical boundary for the restrictions contained herein shall be the Continent of North America.

4. The Executive agrees that, from the effective date of the Agreement through the End Date, she shall not, directly or indirectly, on her own behalf or on behalf of any third party, solicit, contact, or otherwise encourage any individual then employed with Wendy’s Brands or who was employed by Wendy’s Brands within the one (1) year immediately preceding any such solicitation, contact, hiring or encouragement, to leave his or her employment with Wendy’s Brands or accept employment with any other employer or enterprise, nor shall the Executive in any manner assist any third party in any such activity. The Executive acknowledges that any attempt on the part of the Executive to induce others to leave Wendy’s Brands’ employ, or any effort by the Executive to interfere with Wendy’s Brands relationships with their other employees, would be harmful and damaging to Wendy’s Brands.

5. The Executive agrees that, from the effective date of the Agreement through the End Date, she shall not, directly or indirectly, on her own behalf or on behalf of any third party, solicit or otherwise engage in any conduct that has the purpose or effect of interfering with any business relationship or potential business relationship of Wendy’s Brands, including without limitation suppliers, franchisees, or investors, nor shall the Executive in any manner assist any third party in any such activity.

6. The Executive acknowledges and agrees that the covenants contained herein, specifically including without limitation the duration and geographical boundaries of the non-competition provisions, are reasonable and necessary to protect the goodwill, trade secrets, and other legitimate business interests of Wendy’s Brands and to protect Wendy’s Brands from unfair competition. The Executive further acknowledges and agrees that enforcement of the covenants contained herein will cause the Executive no undue hardship.

7. The Executive acknowledges and agrees that any breach or threatened breach of these covenants will cause the Company immediate and irreparable harm, for which injunctive relief would be necessary and appropriate. The Executive therefore agrees that the Company shall be entitled, without bond, to the entry of temporary and permanent injunctions, orders of specific performance, and other equitable relief issued by any court of competent jurisdiction, enforcing the covenants contained herein, without limiting any additional remedies to which the Company may be entitled. If a bond is required by statute, rule, court order, or otherwise, the Executive agrees that such bond shall be in the sum of $100.00. Further, the Executive agrees that, if a temporary injunction or restraining order is dissolved, the Executive’s only remedy under this Agreement would be its dissolution and any payment determined to be owed to her under the Agreement.

Schedule A

List of Existing Board of Director Relationships

Laboratory Corporation of America Holdings

Tim Hortons Inc.

(expected to resign on or about February 1, 2007)

Schedule B

List of Existing Agreements

Pursuant to Section 9 of the Agreement

Agreements with Kerrii B. Anderson

November 8, 2000	Key Executive Agreement

April 3, 2003	Indemnification Agreement (Director)

July 7, 2005	Indemnification Agreement (Officer)

October 10, 2006	Severance Agreement (part of interim CEO terms)

April 22, 2004	Restricted Stock Award Agreement

March 23, 2005	Performance Share Award Agreement

May 1, 2005	Restricted Stock Award Agreement

March 17, 2006	Performance Share Award Agreement

May 1, 2006	Restricted Stock Unit Award Agreement (not yet finalized)

April 29, 2002	Stock Option Award

April 23, 2003	Stock Option Award